Filed Pursuant to Rule 424(b)(2)

File No. 333-159738

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series K, Notes Linked to a Commodity Basket due July 8, 2014	$1,030,000	$119.58

(1)

The total filing fee of $119.58 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

PRICING SUPPLEMENT No. 51 dated December 23, 2010 (To Product Supplement No. 11 dated December 1, 2010, Prospectus Supplement dated April 23, 2010 and Prospectus dated June 4, 2009)

Wells Fargo & Company Medium-Term Notes, Series K Commodity Linked Securities Upside Participation And Fixed Percentage Buffered Downside

Access Securities Notes Linked to a Commodity Basket due July 8, 2014

■  Linked to a commodity basket comprised of platinum (50%) and palladium (50%)

■  100% participation in the upside performance of the basket, subject to a capped value of 150% of the original offering price per note

■   Protection against a decline in the basket as long as the ending price has not declined by more than 15% from the starting price

■   1-to-1 downside exposure to decreases in the value of the basket in excess of 15%

■  Term of approximately 3.5 years

■  No periodic interest payments

■  May receive less, and possibly significantly less, than the original offering price

Investing in the notes involves risks. See “Risk Factors” on page PRS-6.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	100.00%	2.25%	97.75%
Total	$1,030,000	$23,175	$1,006,825

(1)

In addition to the agent discount, the original offering price specified above includes structuring and development costs. The agent discount and structuring and development costs total approximately $36.13 per $1,000 note. See “Plan of Distribution” in the accompanying prospectus supplement for further information including information regarding how we may hedge our obligations under the notes.

Wells Fargo Securities

Access Securities Notes Linked to a Commodity Basket due July 8, 2014

Investment Description

The Notes Linked to a Commodity Basket due July 8, 2014 are senior unsecured debt securities of Wells Fargo & Company that provide (i) the possibility of a return if the value of the basket of individual commodities (the “Basket”) increases from its starting price to its ending price; provided that the amount received per note will not be more than the capped value of 150% of the original offering price per note, (ii) return of principal if, and only if, the ending price of the Basket does not decline by more than 15% from the starting price and (iii) exposure to decreases in the value of the Basket if and to the extent the ending price declines by more than 15% from the starting price. The Basket is comprised of the following basket components, with each basket component having the weighting noted parenthetically: platinum (50%); and palladium (50%). If the ending price declines by more than 15% from the starting price, you will receive less, and possibly significantly less, than the original offering price of your notes.

You should read this pricing supplement together with the accompanying product supplement no. 11 dated December 1, 2010, prospectus supplement dated April 23, 2010 and prospectus dated June 4, 2009 for additional information about the notes. Information included in this pricing supplement supercedes information in the accompanying product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the accompanying product supplement.

Investor Considerations

We have designed the notes for investors who:

¡	seek exposure to the upside performance of the Basket, subject to the capped value, and desire to protect against a decline of up to 15% in the Basket by:

☐	participating 100% in any increase in the ending price over the starting price, subject to the capped value of 150% of the original offering price per note; and

☐	protecting against any decline in the Basket, as long as the ending price has not declined by more than 15% from the starting price;

¡	understand that if any decline in the ending price is more than 15% of the starting price, they will receive less, and possibly significantly less, than the original offering price of the notes;

¡	do not seek current income; and

¡	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

¡	expect the value of the Basket to decrease more than 15% from its starting price;

¡	seek full exposure to the upside performance of the Basket;

¡	seek full principal protection for their investment;

¡	seek exposure to the Basket but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

¡	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Basket generally, or to the exposure to the Basket that the notes provide specifically; and

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-2

Access Securities Notes Linked to a Commodity Basket due July 8, 2014

Terms of the Notes

Market Measure:	A basket (the “Basket”) comprised of the following basket components, with the return of each basket component having the weighting noted parenthetically: platinum (50%); and palladium (50%).

Pricing Date:	December 23, 2010

Issue Date (T+6):	January 3, 2011

The “redemption amount” per note will equal: •If the ending price is greater than the starting price, the lesser of: (i) the original offering price per note plus:

Redemption Amount:	[	original offering price per note x	[	ending price – starting price starting price	]	x participation rate	]	; and

(ii)    the capped value;

•If the ending price is less than or equal to the starting price, but greater than or equal to the threshold price: the original offering price per note; or

•If the ending price is less than the threshold price: the original offering price per note minus:

	[	original offering price per note x	threshold price – ending price starting price	]

If the ending price is less than the threshold price, you will receive less, and possibly significantly less, than the original offering price of your notes.

Stated Maturity Date:	July 8, 2014, subject to postponement if a market disruption event occurs or is continuing.

Starting Price:	The starting price is 100.

Ending Price:	The “ending price” will be calculated based on the weighted returns of the basket components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 50% of the component return of platinum; and (B) 50% of the component return of palladium.

PRS-3

Access Securities Notes Linked to a Commodity Basket due July 8, 2014

Terms of the Notes (Continued)

Component Return:

The “component return” of a basket component will be equal to:

final component price – initial component price

initial component price

where,

•   the “initial component price” is the settlement price of such basket component on the pricing date; and

•   the “final component price” will be the settlement price of such basket component on the calculation day.

The initial component prices of the basket components are as follows: platinum (1720.00); and palladium (752.00).

Settlement Price:

The “settlement price” of a basket component on any day will be:

(i)     in the case of platinum, the official afternoon fixing price per troy ounce gross of platinum for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, expressed in U.S. dollars per troy ounce gross, as calculated and published by the LPPM on that day (the “LPPM platinum price”); and

(ii)    in the case of palladium, the official afternoon fixing price per troy ounce gross of palladium for delivery in Zurich through a member of the LPPM authorized to effect such delivery, expressed in U.S. dollars per troy ounce gross, as calculated and published by the LPPM on that day (the “LPPM palladium price”).

Capped Value:	The capped value is 150% of the original offering price per note ($1,500 per $1,000 note). References in this pricing supplement to a “$1,000 note” are to a note with an original offering price of $1,000.

Threshold Price:	The threshold price will be equal to 85% of the starting price.

Participation Rate:	100%

Calculation Day:	June 30, 2014 or, if such day is not a trading day, the next succeeding trading day. The calculation day is subject to postponement due to the occurrence of a market disruption event.

Market Disruption Events:

A “market disruption event” means:

(i) in the case of platinum: (A) a material limitation or suspension of trading in platinum by the LPPM; or (B) the failure of the LPPM to announce the LPPM platinum price; and

(ii) in the case of palladium: (A) a material limitation or suspension of trading in palladium by the LPPM; or (B) the failure of the LPPM to announce the LPPM palladium price.

For purposes of determining whether a market disruption event has occurred or is continuing with respect to a basket component, a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the LPPM.

PRS-4

Access Securities Notes Linked to a Commodity Basket due July 8, 2014

Terms of the Notes (Continued)

Trading Day:	A “trading day” means any day on which the LPPM is open for trading.

Calculation Agent:	Wells Fargo Securities, LLC

Tax Consequences:	The United States federal income tax consequences of your investment in the notes are uncertain. We urge you to read the discussion on page PS-18 of the accompanying product supplement and discuss the tax consequences of your investment in the notes with your tax advisor.

Agent:	Wells Fargo Securities, LLC. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of 2.25% of the original offering price of the notes. Such securities dealers may include Wells Fargo Investments, LLC or Wells Fargo Advisors, LLC. Wells Fargo Investments, LLC and Wells Fargo Advisors, LLC are our affiliates.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RCC3

PRS-5

Access Securities Notes Linked to a Commodity Basket due July 8, 2014

Risk Factors

There Are Risks Relating To The London Platinum And Palladium Market.

The final component price of platinum and palladium will be determined by reference to the prices reported by the LPPM. The LPPM is a self-regulatory association of bullion market participants that is not a regulated entity. If the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the LPPM price fixings for the value of platinum and palladium may be adversely affected. The LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LPPM trading. For example, there are no daily price limits on the LPPM, which would otherwise restrict fluctuations in the price of LPPM contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

There Are Risks Associated With Each Of The Basket Components.

Platinum.

The price of platinum is primarily responsive to global supply and demand. However, since the platinum supply is very limited, any disruptions in platinum supply tend to have an exaggerated effect on the price of platinum. Key factors that may influence prices are the policies in or political stability of the most important producing countries, Russia and South Africa, the size and availability of Russian platinum stockpiles, and the economic situation of the main consuming countries. Platinum is used in a variety of industries, in particular the automotive industry. The automotive industry, which uses platinum in catalytic converters, accounts for approximately 80% of the industrial use of platinum, and a continued decline in the global automotive industry may impact the price of platinum. Platinum is also used in the chemical industry, the electronics industry and the dental industry. The primary non-industrial use of platinum is jewelry, which accounts for approximately 40% of the overall demand for platinum. The price of platinum may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

Palladium.

The price of palladium has fluctuated widely over the past several years. Since the palladium supply is both limited and concentrated, any disruptions in the palladium supply tend to have an exaggerated effect on the price of palladium. Key factors that may influence prices are the policies and production and cost levels in the most important palladium-producing countries, in particular, Russia, South Africa and Canada, the size and availability of the Russian palladium stockpiles, global supply and demand as well as the economic situation of the main consuming countries. The possibility of large-scale distress sales of palladium in times of crises may also have a short-term negative impact on the price of palladium. For example, the 2008 financial crisis resulted in significantly depressed prices of palladium largely due to forced sales and deleveraging from institutional investors such as hedge funds and pension funds. Crises in the future may impair palladium’s price performance. Palladium is used in a variety of industries, in particular the automotive industry. Demand for palladium from the automotive industry, which uses palladium as a catalytic converter, accounts for more than 50% of the industrial use of palladium, and a continued decline in the global automotive industry may impact the price of palladium. Palladium is also used in the electronics, dental and jewelry industries. The price of palladium may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

PRS-6

Access Securities Notes Linked to a Commodity Basket due July 8, 2014

Risk Factors (Continued)

The additional risks set forth below are discussed more fully in the accompanying product supplement.

•	Your Investment May Result In A Loss.

•	Your Yield May Be Lower Than The Yield On Other Debt Securities Of Comparable Maturity.

•	If The Notes Are Subject To A Capped Value, Your Return Will Be Limited By The Capped Value And May Not Reflect The Return On A Direct Investment In The Market Measure.

•	The Notes Are Subject To The Credit Risk Of Wells Fargo.

•	No Periodic Interest Will Be Paid On The Notes.

•

The Inclusion Of The Agent Discount Or Commission And Structuring And Development Costs In The Original Offering Price Of The Notes And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes.

•	The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	We Do Not Expect A Trading Market For The Notes To Develop.

•	The Settlement Price Of A Commodity May Change Unpredictably, Affecting The Value Of Your Notes In Unforeseeable Ways.

•	The Valuation Of A Commodity May Not Be Consistent With Other Measures Of Value For Such Commodity.

•

Suspensions, Or Limitations Or Disruptions Of Market Trading In The Commodity And Related Futures Markets And The Rules Of Trading Facilities In Such Markets May Adversely Affect The Value Of The Notes.

•	Possible Regulatory Changes Could Adversely Affect The Return On And Value Of Your Notes.

•	An Investment In The Notes May Be Subject To Risks Associated With Foreign Commodity Exchanges.

•	The Settlement Price Of A Commodity And The Value Of The Notes May Be Affected By Currency Exchange Fluctuations.

•	Changes In Exchange Methodology Or Changes In Law Or Regulations May Affect The Value Of The Notes Prior To Maturity And The Amount You Receive At Maturity.

•	Your Return On The Notes Could Be Less Than If You Owned A Commodity Included In A Market Measure.

•	Historical Settlement Prices Of A Commodity Should Not Be Taken As An Indication Of The Future Performance Of The Commodity During The Term Of The Notes.

•	You Must Rely On Your Own Evaluation Of The Merits Of An Investment Linked To A Commodity.

•	Holders Of The Notes Will Not Benefit From The Regulatory Protections Of The Commodity Futures Trading Commission Or Any Non-U.S. Regulatory Authority.

•	If The Market Measure To Which Your Notes Are Linked Is A Basket, Changes In The Value Of One Or More Basket Components May Offset Each Other.

•	The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

•	Potential Conflicts Of Interest Could Arise.

•	Trading And Other Transactions By Us Or Our Affiliates Could Affect The Level Of A Market Measure, Prices Of Commodities Included In A Market Measure Or The Value Of The Notes.

•	Significant Aspects Of The Tax Treatment Of The Notes Are Uncertain.

PRS-7

Access Securities Notes Linked to a Commodity Basket due July 8, 2014

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per $1,000 note (the redemption amount) calculated as follows:

Hypothetical Payout Profile

The following profile is based on a capped value of 150% or $1,500 per $1,000 note, a participation rate of 100% and a threshold price equal to 85% of the starting price. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price and the term of your investment.

PRS-8

Access Securities Notes Linked to a Commodity Basket due July 8, 2014

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places), assuming component returns as indicated in the examples.

Example 1. Redemption amount is greater than the original offering price but less than the capped value:

	Platinum	Palladium
Initial Component Price	1720.00	752.00
Final Component Price	2315.29	1055.28
Component Return	34.61%	40.33%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (50% x 34.61%) + (50% x 40.33%)] = 137.47

Since the ending price is greater than the starting price, the redemption amount would equal:

$1,000 +	$1,000	x	137.47 – 100	x 100%	= $	1,374.70
100

On the stated maturity date you would receive $1,374.70 per $1,000 note.

Example 2. Redemption amount is equal to the capped value:

	Platinum	Palladium
Initial Component Price	1720.00	752.00
Final Component Price	2772.98	1183.05
Component Return	61.22%	57.32%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (50% x 61.22%) + (50% x 57.32%)] = 159.27

The redemption amount would be equal to the capped value since the capped value is less than:

$1,000 +	$1,000	x	159.27 – 100	x 100%	= $	1,592.70
100

On the stated maturity date you would receive $1,500 per $1,000 note.

PRS-9

Access Securities Notes Linked to a Commodity Basket due July 8, 2014

Hypothetical Payments at Stated Maturity (Continued)

Example 3. Redemption amount is equal to the original offering price:

	Platinum	Palladium
Initial Component Price	1720.00	752.00
Final Component Price	1458.56	704.85
Component Return	-15.20%	-6.27%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (50% x -15.20%) + (50% x -6.27%)] = 89.27

Since the ending price is less than the starting price, but not by more than 15%, you would not lose any of the original offering price of your notes.

On the stated maturity date you would receive $1,000 per $1,000 note.

Example 4. Redemption amount is less than the original offering price:

	Platinum	Palladium
Initial Component Price	1720.00	752.00
Final Component Price	928.97	406.98
Component Return	-45.99%	-45.88%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (50% x -45.99%) + (50% x -45.88%)] = 54.07

Since the ending price is less than the starting price by more than 15%, you would lose a portion of the original offering price of your notes and receive the redemption amount equal to:

$1,000 –	$1,000	x	85 – 54.07	= $	690.70
100

On the stated maturity date you would receive $690.70 per $1,000 note.

To the extent that the component returns and the ending price differ from the values assumed above, the results indicated above would be different.

PRS-10

Access Securities Notes Linked to a Commodity Basket due July 8, 2014

Hypothetical Returns

The following table illustrates, for a range of hypothetical ending prices of the Basket:

•	the hypothetical percentage change from the starting price to the hypothetical ending price;

•	the hypothetical redemption amount payable at stated maturity per $1,000 note;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical ending price	Hypothetical percentage change from the starting price to the hypothetical ending price	Hypothetical redemption amount payable at stated maturity per $1,000 note	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
170.00	70.00%	$1,500.00	50.00%	11.88%
160.00	60.00%	$1,500.00	50.00%	11.88%
150.00	50.00%	$1,500.00	50.00%	11.88%
140.00	40.00%	$1,400.00	40.00%	9.81%
115.00	15.00%	$1,150.00	15.00%	4.02%
110.00	10.00%	$1,100.00	10.00%	2.73%
100.00(2)	0.00%	$1,000.00	0.00%	0.00%
90.00	-10.00%	$1,000.00	0.00%	0.00%
85.00	-15.00%	$1,000.00	0.00%	0.00%
80.00	-20.00%	$ 950.00	-5.00%	-1.46%
70.00	-30.00%	$ 850.00	-15.00%	-4.57%
60.00	-40.00%	$ 750.00	-25.00%	-8.03%
50.00	-50.00%	$ 650.00	-35.00%	-11.90%

(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis.
(2)	The starting price.

The above figures are for purposes of illustration only. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual ending price.

PRS-11

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The Basket

The Basket will represent a weighted portfolio of the following two basket components, with the return of each basket component having the weighting noted parenthetically: platinum (50%); and palladium (50%). The value of the Basket will increase or decrease depending upon the performance of the basket components. For more information regarding the basket components, see “Platinum” and “Palladium.”

The Basket is not a recognized market measure. The Basket was created solely for the purposes of the offering of the notes and will be calculated solely during the term of the notes. The Basket does not reflect the performance of the commodity markets generally or the precious metals market specifically, and may not reflect actual market performance.

The following graph sets forth the hypothetical historical end-of-period levels of the Basket for each month in the period from January 31, 2010 through November 2010 and for the period from December 1, 2010 to December 23, 2010, assuming that the Basket was constructed on January 31, 2000 with a starting price of 100 and that each of the basket components had the applicable weighting as of such day. We obtained the settlement prices and other information used by us in order to create the graph below from Bloomberg Financial Markets (“Bloomberg”). We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The hypothetical historical basket values, as calculated solely for the purposes of the offering of the notes, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the percentage change in the value of the Basket is more likely to be positive or negative during the term of the notes. The hypothetical historical values do not give an indication of future values of the Basket.

PRS-12

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Platinum

The settlement price for platinum on any day will be determined by the official afternoon fixing price per troy ounce gross of platinum, expressed in U.S. dollars, for delivery in Zurich through a member of the LPPM authorized to effect such delivery. Twice daily during London trading hours, at 9:45 a.m. and 2:00 p.m., there is a “fixing” which provides reference platinum prices for that day’s trading. Formal participation in the platinum fixing is currently limited to four members of the LPPM. At the start of each fixing, the chairman of the LPPM fixing announces an opening price which is relayed to the members’ dealing rooms. This price is relayed to the members’ customers and, on the basis of orders received, each member declares itself as a buyer or seller. After members have declared their buying and selling interests, they are asked to state the volume of platinum that they wish to trade. If the amounts of buying and selling do not balance, the procedure is repeated, at a higher or lower price, until a balance is achieved. The fixing price is the price at which all of the buying and selling orders declared by members are matched. If all orders cannot be matched at any price, the fixing price will be determined by the chairman, at his discretion, having due regard to prevailing bids and offers. There are no price limits applicable to LPPM contracts and, consequently, prices could decline without limitation over a period of time.

We obtained the settlement prices listed below from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The following graph sets forth end-of-period settlement prices of platinum for each month in the period from January 2000 through November 2010 and for the period from December 1, 2010 to December 23, 2010. The settlement price on December 23, 2010 was $1,720.00.

PRS-13

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Platinum (Continued)

The following table sets forth the high and low settlement prices, as well as end-of-period settlement prices, of platinum for each quarter in the period from January 1, 2000 through September 30, 2010 and for the period from October 1, 2010 to December 23, 2010.

	High	Low	Last
2000
First Quarter	$573.00	$414.00	$482.00
Second Quarter	$579.00	$470.00	$558.00
Third Quarter	$612.00	$532.00	$569.00
Fourth Quarter	$622.00	$570.00	$619.00
2001
First Quarter	$639.50	$563.00	$563.00
Second Quarter	$628.00	$555.00	$558.00
Third Quarter	$560.00	$429.00	$429.00
Fourth Quarter	$480.00	$415.00	$480.00
2002
First Quarter	$524.00	$453.00	$516.00
Second Quarter	$565.00	$519.50	$545.00
Third Quarter	$574.00	$520.00	$563.00
Fourth Quarter	$607.00	$557.00	$598.00
2003
First Quarter	$704.00	$603.00	$642.00
Second Quarter	$685.00	$603.00	$667.00
Third Quarter	$714.00	$665.00	$710.00
Fourth Quarter	$840.00	$710.00	$813.00
2004
First Quarter	$917.00	$815.50	$903.00
Second Quarter	$936.00	$767.00	$793.00
Third Quarter	$885.00	$776.00	$854.00
Fourth Quarter	$884.00	$821.50	$859.00
2005
First Quarter	$883.00	$844.00	$864.00
Second Quarter	$897.00	$853.00	$884.00
Third Quarter	$930.00	$860.00	$929.00
Fourth Quarter	$1,012.00	$914.00	$965.00
2006
First Quarter	$1,084.00	$982.00	$1,076.00
Second Quarter	$1,331.00	$1,070.00	$1,226.00
Third Quarter	$1,268.00	$1,127.00	$1,140.00
Fourth Quarter	$1,355.00	$1,053.00	$1,118.00
2007
First Quarter	$1,248.00	$1,118.00	$1,244.00
Second Quarter	$1,329.00	$1,235.00	$1,273.00
Third Quarter	$1,377.00	$1,240.00	$1,377.00
Fourth Quarter	$1,544.00	$1,353.00	$1,530.00
2008
First Quarter	$2,273.00	$1,531.00	$2,040.00
Second Quarter	$2,182.00	$1,878.00	$2,064.00
Third Quarter	$2,075.00	$1,004.00	$1,004.00
Fourth Quarter	$1,032.00	$763.00	$898.00
2009
First Quarter	$1,152.00	$918.00	$1,124.00
Second Quarter	$1,275.00	$1,076.00	$1,186.00
Third Quarter	$1,339.00	$1,095.00	$1,287.00
Fourth Quarter	$1,494.00	$1,269.00	$1,461.00
2010
First Quarter	$1,645.00	$1,475.00	$1,645.00
Second Quarter	$1,752.00	$1,492.00	$1,532.00
Third Quarter	$1,662.00	$1,494.00	$1,662.00
October 1, 2010 to December 23, 2010	$1,786.00	$1,636.00	$1,720.00

PRS-14

Access Securities Notes Linked to a Commodity Basket due July 8, 2014

Palladium

The settlement price for palladium on any day will be determined by the official afternoon fixing price per troy ounce gross of palladium, expressed in U.S. dollars, for delivery in Zurich through a member of the LPPM authorized to effect such delivery. Twice daily during London trading hours, at 9:45 a.m. and 2:00 p.m., there is a “fixing” which provides reference palladium prices for that day’s trading. Formal participation in the palladium fixing is currently limited to four members of the LPPM. At the start of each fixing, the chairman of the LPPM fixing announces an opening price which is relayed to the members’ dealing rooms. This price is relayed to the members’ customers and, on the basis of orders received, each member declares itself as a buyer or seller. After members have declared their buying and selling interests, they are asked to state the volume of palladium that they wish to trade. If the amounts of buying and selling do not balance, the procedure is repeated, at a higher or lower price, until a balance is achieved. The fixing price is the price at which all of the buying and selling orders declared by members are matched. If all orders cannot be matched at any price, the fixing price will be determined by the chairman, at his discretion, having due regard to prevailing bids and offers. There are no price limits applicable to LPPM contracts and, consequently, prices could decline without limitation over a period of time.

We obtained the settlement prices listed below from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The following graph sets forth end-of-period settlement prices of palladium for each month in the period from January 2000 through November 2010 and for the period from December 1, 2010 to December 23, 2010. The settlement price on December 23, 2010 was $752.00.

PRS-15

Access Securities Notes Linked to a Commodity Basket due July 8, 2014

Palladium (Continued)

The following table sets forth the high and low settlement prices, as well as end-of-period settlement prices, of palladium for each quarter in the period from January 1, 2000 through September 30, 2010 and for the period from October 1, 2010 to December 23, 2010.

	High	Low	Last
2000
First Quarter	$785.00	$433.00	$573.00
Second Quarter	$687.00	$554.00	$638.00
Third Quarter	$852.00	$616.00	$712.00
Fourth Quarter	$970.00	$714.00	$956.00
2001
First Quarter	$1,090.00	$685.00	$738.00
Second Quarter	$745.00	$595.00	$602.00
Third Quarter	$588.00	$360.00	$360.00
Fourth Quarter	$440.00	$315.00	$440.00
2002
First Quarter	$435.00	$360.00	$386.00
Second Quarter	$389.00	$318.00	$321.00
Third Quarter	$365.00	$316.00	$318.00
Fourth Quarter	$322.00	$222.00	$236.00
2003
First Quarter	$269.00	$180.00	$180.00
Second Quarter	$194.00	$148.00	$179.00
Third Quarter	$232.00	$163.50	$209.00
Fourth Quarter	$214.00	$184.00	$195.00
2004
First Quarter	$288.00	$192.00	$285.00
Second Quarter	$333.00	$216.00	$217.00
Third Quarter	$227.00	$204.50	$217.00
Fourth Quarter	$234.00	$178.00	$184.00
2005
First Quarter	$208.00	$178.00	$198.50
Second Quarter	$203.00	$182.50	$183.00
Third Quarter	$201.00	$172.00	$194.00
Fourth Quarter	$295.00	$192.00	$258.00
2006
First Quarter	$345.00	$261.00	$332.00
Second Quarter	$404.00	$282.00	$312.00
Third Quarter	$349.00	$304.00	$315.00
Fourth Quarter	$333.50	$295.00	$323.50
2007
First Quarter	$355.25	$329.00	$351.75
Second Quarter	$382.00	$350.50	$365.00
Third Quarter	$370.50	$320.00	$343.75
Fourth Quarter	$379.00	$343.50	$364.00
2008
First Quarter	$582.00	$364.00	$445.00
Second Quarter	$475.00	$406.00	$467.00
Third Quarter	$465.00	$199.00	$199.00
Fourth Quarter	$233.00	$164.00	$184.00
2009
First Quarter	$222.00	$179.00	$215.00
Second Quarter	$261.50	$212.00	$249.00
Third Quarter	$304.00	$232.00	$294.00
Fourth Quarter	$393.00	$292.00	$393.00
2010
First Quarter	$479.00	$395.00	$479.00
Second Quarter	$571.00	$419.00	$446.00
Third Quarter	$573.00	$429.00	$573.00
October 1, 2010 to December 23, 2010	$769.50	$565.00	$752.00

PRS-16